Exhibit 5.1

October 7, 2011

Adobe Systems Incorporated

345 Park Avenue

San Jose, CA 95110

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Adobe Systems Incorporated (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 55,543 shares of the Registrant’s common stock, $.0001 par value (the “Shares”), subject to issuance by the Registrant upon the exercise of stock options granted under the Typekit, Inc. 2009 Equity Incentive Plan, as amended (the “Plan”) and assumed by Registrant on September 28, 2011 in accordance with the terms of the Agreement and Plan of Merger, by and among the Registrant, Typekit, Inc. and certain other parties named therein, dated as of September 28, 2011.

In connection with this opinion, I have examined such documents and such matters of fact and law as I have deemed necessary as a basis for this opinion.  I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

I am opining herein as to the effect on the subject transactions of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Registrant. In rendering the foregoing opinion, I have assumed that the Registrant will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

I consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is solely for your benefit and may not be relied upon by any person without my prior written consent.

Very truly yours,

/s/ Justin Judd
Justin Judd
Associate General Counsel